Exhibit 10.3

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax (757) 259-7293 www.lumberliquidators.com

April 24, 2015

VIA EMAIL (gregoryawhirleyjr@gmail.com)

Mr. Gregory A. Whirley, Jr.

8100 Hillcreek Drive

Midlothian, Virginia 23112

Re:	Offer Letter

Dear Greg:

This letter confirms our offer of employment to you with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, “Lumber Liquidators” or the “Company”). The details of our offer are as follows:

•	Title: Interim Chief Financial Officer (“CFO”) and Senior Vice President (“SVP”), Finance. If you are not appointed as CFO, your title will be SVP, Finance upon the appointment of a CFO.

•	Location: Toano, Virginia

•	Reports to: Chief Executive Officer when you are the Interim CFO and SVP, Finance, and as SVP, Finance, you will report to the CFO.

•	Estimated Start Date: May 4, 2015 (actual start date to be mutually determined and finalized between you and Rob Lynch)

•	Annual Base Salary: $300,000. Lumber Liquidators currently processes payroll on a weekly basis. This is subject to change. We strongly encourage employees to receive their pay via direct deposit. You will receive more information about direct deposit during your orientation.

•	One-Time Sign-On Bonus: $75,000 gross before taxes and other legally required deductions. This amount will be paid to you on the first regular pay period following thirty (30) days of your actual start date. In the event that within a year of commencing your employment with us, you voluntarily terminate your employment with Lumber Liquidators without Good Reason, or your employment with Lumber Liquidators is terminated for Cause as defined below under the Change of Control section of this offer letter, you will repay to Lumber Liquidators the full gross amount of this bonus within ten (10) days of your last day of employment.

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•	Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”). Your 100% target payout under the Bonus Plan will be equal to 50% of your annual base salary, with the opportunity to earn a maximum of 200% of your target payout based on Lumber Liquidators’ performance against certain financial objectives. In 2015, any earned bonus payout will be pro-rated for your date of hire in 2015. Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of Lumber Liquidators. Further, the Bonus Plan is subject to amendment, modification and/or termination by Lumber Liquidators in its sole and absolute discretion. To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.

•	Equity: Lumber Liquidators will recommend to the Compensation Committee of its Board of Directors that you receive an award of equity with a total cumulative value of $300,000. Lumber Liquidators will recommend that 75% of such award be options and 25% be restricted stock. The valuation of the options will be made using the Black-Scholes-Merton method as of the date of award and the valuation of the restricted stock will be made using the fair market value of the shares on the grant date. If approved by the Compensation Committee, any award will be granted under, subject to and governed by the 2011 Equity Compensation Plan, and shall be evidenced by a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The timing and amount of any such award to you is subject to the discretion of the Compensation Committee and the Board of Directors. As an employee, you will be subject to the expectations and restrictions of Lumber Liquidators’ Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

•	Severance: In the event your employment with Lumber Liquidators is terminated by the Company without Cause, or you choose to resign with Good Reason, the Company will pay you severance in the form of salary continuation in the amount equivalent to your base salary in effect as of your termination date for fifty-two (52) weeks, subject to standard payroll deductions and withholdings.

•	Change of Control: If within six (6) months following a Change of Control: (i) your employment is terminated by the Company without Cause, or you choose to resign with Good Reason; and (ii) you execute a general release of all claims in favor of the Company and allow that general release to become effective; then the Company shall pay you, as a lump sum severance, the equivalent of twelve (12) months of your base salary in effect as of your termination date, subject to standard payroll deductions and withholdings.

For purposes of this offer letter, “Change in Control” means any of the following events:

(a)	any person, including a “group” as defined below, acquires ownership of the Common Stock that, together with the Common Stock already held by such person or group, represents more than 50% of the total fair market value or total voting power of the then outstanding Common Stock;

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(b)	any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock possessing 30% or more of the total voting power of the Common Stock;

(c)	a majority of members of the Board is replaced during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; or

(d)	any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Act of 1933, modified as may be necessary to comply with the requirements of Treasury Regulations Section 1.409A-3(i)(5)(v). This definition of “Change of Control” is intended to satisfy the requirements of Treasury Regulations Section 1.409A-3(i)(5), the terms of which are incorporated herein by reference.

For purposes of this offer letter, “Cause” shall mean:

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States of any state thereof, or any crime involving dishonesty or moral turpitude;
•	participation in any fraud against the Company;
•	breach of any fiduciary, statutory, contractual or common law duty owed by you to the Company;
•	unauthorized use or disclosure of the Company’s confidential information or trade secrets;
•	dishonesty, fraud, misconduct, or gross negligence with respect to the business of the Company;
•	failure to perform your job duties, or refusal to abide by or comply with reasonable directives of the Company;
•	intentional damage to any property of the Company;
•	failure to comply with the Company’s policies or rules as determined by the Board of Directors;
•	conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve; or

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•	incapacity to perform the essential functions of your job for a period of ninety (90) calendar days, or for at least sixty-five (65) business days within a twelve (12) month period provided that the Company shall act upon this provision only in full compliance with the Family and Medical Leave Act (“FMLA”), the American with Disabilities Act (“ADA”), and other applicable statutes and regulations.

For purposes of this offer letter; “Good Reason” shall mean:

•	a forced relocation of you by the Company to a location that is more than 50 miles from your then current location; or
•	a willful and sustained reduction, by the Company, of your base salary to an amount substantially below $300,000 per year.

•	Performance Review and Merit Increase: Your performance will be reviewed periodically with you by your supervisor, but no less than annually. Merit increases are discretionary based on performance and business considerations.

•	Benefits Eligibility: You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans.

•	Paid Time Off (PTO): Per the terms and conditions of the Lumber Liquidators Paid Time Off (PTO) Policy, located on Lumber Liquidators intranet, you will accrue hours of PTO based on weeks worked, up to a maximum of 200 hours in your first year of employment. You will continue to accrue hours of PTO based on weeks worked, at this level until you reach the next milestone.

•	Holidays: Lumber Liquidators observes six scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory results of a drug screening test, background verification, (2) your executing the Confidentiality, Non-Solicitation and Non-Competition Agreement, and (3) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide your social security card for payroll purposes, and proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please ensure that you bring the proper documentation with you on your first day of employment. Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment. Please note that your name for payroll purposes must match exactly with your social security records. To expedite the orientation process, please complete the attached forms and bring these with you on your first day.

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Please acknowledge your acceptance of this offer by signing and returning a copy of this letter and the Incorporated Documents, all in their entirety, to me via email at swhitehouse@lumberliquidators.com or confidential fax at (855) 234-7165 no later than April 27, 2015. By signing this offer, you are, among other things, representing to Lumber Liquidators that there are no legal or equitable agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of Lumber Liquidators. A copy of the letter is enclosed for your records. The Lumber Liquidators’ mailing address is 3000 John Deere Road, Toano, Virginia 23168.

Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at (757) 566-7484 (office) or (757) 268-7815 (mobile), or by email.

We look forward to you joining the Lumber Liquidators team and working with you to further our success.

Sincerely,

/s/ Sandra C. Whitehouse

Sandra C. Whitehouse

SVP, Chief Human Resources Officer

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents. I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Gregory A. Whirley, Jr.	Date:	April 24, 2015
Gregory A. Whirley, Jr.

cc:	Rob Lynch

Attachments:	Direct Deposit Form

Electronic Payroll Deposit Options

State Tax Form

Confidentiality, Non-Solicitation and Non-Competition Agreement

Annual Bonus Plan for Executive Management

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